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                                 SCHEDULE 13G


Under the Securities Exchange Act of 1934
                               (Amendment No. 1)


                             LEVEL 8 SYSTEMS INC.

-----------------------------------------------------------------------------
                                (Name of Issuer)


                      COMMON STOCK, PAR VALUE $0.001 PER SHARE
-----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   52729M102
-----------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2003
-----------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






CUSIP No. 52729M102                   13G


_____________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

		Merrill Lynch & Co., Inc. (Merrill Lynch)

_____________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [ ]

_____________________________________________________________________________
3.   SEC USE ONLY



_____________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware

_____________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                  Disclaimed (See #9 below)
            _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                 Disclaimed (See #9 below)
            _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                Disclaimed (See #9 below)
               ______________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                   Disclaimed (See #9 below)
_____________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Merrill Lynch & Co. disclaims beneficial ownership in all shares of Level 8 Systems Inc. held by MLBC Inc.
_____________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
_____________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           Disclaimed (See #9 above)
_____________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                           HC, CO
_____________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP No. 52729M102                   13G


_____________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                           Merrill Lynch Group, Inc.  (MLG)

_____________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

_____________________________________________________________________________
3.   SEC USE ONLY



_____________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware

_____________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                  Disclaimed (See #9 below)
            _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                 Disclaimed (See #9 below)
            _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                Disclaimed (See #9 below)
               ______________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                   Disclaimed (See #9 below)
_____________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Merrill Lynch Group Inc. disclaims beneficial ownership in all shares of Level 8 Systems Inc. held by MLBC Inc.

_____________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
_____________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           Disclaimed (See #9 above)

_____________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                           CO

_____________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 52729M102                  13G


_____________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

		MLBC, Inc.  (MLBC)

_____________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

_____________________________________________________________________________
3.   SEC USE ONLY



_____________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware

_____________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                  1,040,000
            _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                 0
            _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                1,040,000
            _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                   0
_____________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           1,040,000

_____________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

_____________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           4.1%

_____________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                           CO
_____________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No. 52729M102                  13G


_____________________________________________________________________________
Item 1(a).  Name of Issuer:
                                  LEVEL 8 SYSTEMS INC.
_____________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

                                  8000 REGENCY PARKWAY
                                  CARY, NC 27511
_____________________________________________________________________________
Item 2(a).  Name of Person Filing:

                                  MERRILL LYNCH & CO. INC.
                                  MERRILL LYNCH GROUP INC.
                                  MLBC INC.
_____________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

                                  MERRILL LYNCH & CO., INC.
                                  4 WORLD FINANCIAL CENTER
                                  NEW YORK, NEW YORK 10080

                                  MERRILL LYNCH GROUP INC.
                                  4 WORLD FINANCIAL CENTER
                                  NEW YORK, NEW YORK 10080

                                  MLBC INC.
                                  222 BROADWAY
                                  NEW YORK, NEW YORK 10038
_____________________________________________________________________________
Item 2(c).  Citizenship:

                                  SEE ITEM 4 OF COVER PAGES
_____________________________________________________________________________
Item 2(d).  Title of Class of Securities:

                                  COMMON STOCK, PAR VALUE $0.001 PER SHARE
_____________________________________________________________________________
Item 2(e).  CUSIP Number:
                                  52726M102
_____________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.
(b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.
(c) [_] Insurance company as defined in Section 3(a)19) of the Exchange Act.
(d) [ ] Investment company registered under Section 8 of the Investment
        Company Act.
(e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)
(f) [_] An employee benefit plan or endowment fund in accordance with
           Rule 13d-1(b)(1)(ii)(F)
(g) [_] A parent holding company or control person in accordance with
           Rule 13d-1(b)(1)(ii)(G)
(h) [_] A savings association as defined in Section 3(b) of the Federal
           Deposit Insurance Act
(i)	[_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act
(j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



CUSIP No. 52726M102                      13G

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:
                                1,040,000 Shares Common Stock
(b)	Percent of class:
                                4.1%

(c)	Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:
SEE ITEM 5 OF COVER PAGES
          (ii)  Shared power to vote or to direct the vote:
							SEE ITEM 6 OF COVER PAGES
          (iii) Sole power to dispose or to direct the disposition of:
							SEE ITEM 7 OF COVER PAGES
          (iv)  Shared power to dispose or to direct the disposition of
							SEE ITEM 8 OF COVER PAGE
_____________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

			If this statement is being filed to report the fact that as
of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X]
_______________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


_______________________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     	MLBC is a wholly-owned subsidiary of MLG. MLG is a wholly-owned subsidiary of Merrill Lynch, a holding company that, through its subsidiaries and affiliates, provides investment, financing, advisory, insurance and related products and services on a global basis. A Join Filing Agreement among the Reporting Persons with respect to the filing of this statement is attached hereto as Exhibit A.
_______________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

         Although Merrill Lynch, MLG and MLBC are affiliates and have determined to file jointly, the reporting persons are of the view that their affiliation does not cause them to be acting as a group within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934 (the "1934 Act").
_______________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

			NOT APPLICABLE
_______________________________________________________________________________



CUSIP No. 52729M102                      13G


Item 10.  Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.







                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                February 6, 2004


                                MERRILL LYNCH GROUP, INC.

                                By:  /s/ Lawrence M. Egan, Jr.
                                ----------------------------------------------
                                Name: Lawrence M. Egan, Jr.
                                Title:  Assistant Secretary


                                MERRILL LYNCH & CO., INC.

                                By:  /s/ Jonathan N. Santelli
                                ----------------------------------------------
                                Name: Jonathan N. Santelli
                                Title: Assistant Secretary


                                MLBC, INC.

                                By:  /s/ Jonathan N. Santelli
                                ----------------------------------------------
                                Name: Jonathan N. Santelli
                                Title: Assistant Secretary














                                  Exhibit A


                            JOINT FILING AGREEMENT


     This will confirm the agreement by and between the undersigned that the the Schedule 13G filed on or about this date with respect to beneficial ownership by the undersigned of shares of the Common Stock, par value $0.001 per share, of Level 8 Systems, Inc. is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934. This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                                February 6, 2004

                                MERRILL LYNCH GROUP, INC.

                                By:  /s/ Lawrence M. Egan, Jr.
                                ----------------------------------------------
                                Name: Lawrence M. Egan, Jr.
                                Title:  Assistant Secretary


                                MERRILL LYNCH & CO., INC.

                                By:  /s/ Jonathan N. Santelli
                                ----------------------------------------------
                                Name: Jonathan N. Santelli
                                Title: Assistant Secretary


                                MLBC, INC.

                                By:  /s/ Jonathan N. Santelli
                                ----------------------------------------------
                                Name: Jonathan N. Santelli
                                Title: Assistant Secretary